                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] CONFIDENTIAL, FOR USE OF THE
[_] Preliminary Proxy Statement               COMMISSION ONLY

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                              MMC NETWORKS, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                  REGISTRANT
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)  Title of each class of securities to which transaction applies: ________

  (2)  Aggregate number of securities to which transaction applies: ___________

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _____________

  (4)  Proposed maximum aggregate value of transaction: _______________________

  (5)  Total fee paid: ________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                               N/A
  (1)  Amount Previously Paid: ________________________________________________

                                                     N/A
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                     N/A
  (3)  Filing Party: __________________________________________________________

                   N/A
  (4)  Date Filed: ____________________________________________________________

                              MMC NETWORKS, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 28, 1998

                               ----------------

TO THE STOCKHOLDERS OF MMC NETWORKS, INC.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MMC Networks, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 28, 1998, at 1:00 p.m., local time, at the executive offices of the Company located at 1134 East Arques Avenue, Sunnyvale, CA 94086 ((408) 731-1600), for the following purposes:

    1. To elect two Class I directors to serve for three-year terms and until their successors are duly elected and qualified;

    2. To ratify the appointment of Price Waterhouse LLP as the independent accountants of the Company for the fiscal year ending December 31, 1998; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business on April 8, 1998 are entitled to notice of, and to vote at, the meeting and any adjournment thereof.

  All stockholders are cordially invited to attend the meeting in person. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. You may revoke your proxy at any time before it has been voted, and if you attend the meeting you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          Uday Bellary
                                          Vice President, Finance,
                                          Chief Financial Officer and
                                          Assistant Secretary

Sunnyvale, California
April 17, 1998.

                               ----------------

                                PROXY STATEMENT

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of MMC Networks, Inc., a Delaware corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 28, 1998 at 1:00 p.m. local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's executive offices located at 1134 East Arques Avenue, Sunnyvale, California 94086 ((408) 731-1600).

  These proxy solicitation materials were mailed on or about April 17, 1998 to all stockholders entitled to vote at the meeting.

RECORD DATE AND OUTSTANDING SHARES

  Stockholders of record at the close of business on April 8, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting.

  At the Record Date, 29,302,721 shares of the Company's Common Stock, $0.001 par value, were outstanding and held by approximately 165 stockholders of record. The only persons known by the Company to be the beneficial owners of more than 5% of the Company's Common Stock as of the Record Date were Institutional Venture Partners, U.S. Venture Partners, Alexander Joffe, Prabhat K. Dubey and Amos Wilnai.

REVOCABILITY OF PROXIES

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

  On all matters, each share has one vote. The cost of this solicitation will be borne by the Company. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners in accordance with applicable regulations. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, electronic mail or facsimile.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

  The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares represented and voting at the Annual Meeting (the "Votes Cast") with respect to such matter.

  While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of Votes Cast with respect to a particular matter. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. However, because directors are elected by a plurality vote, abstentions in the election of directors have no import once a quorum exists. In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes may be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to proposals set forth in this Proxy Statement will therefore not be considered "Votes Cast" and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

  This Proxy Statement and form of proxy were first sent or given to stockholders on or about April 17, 1998, together with the Notice of Annual Meeting of Stockholders.

STOCKHOLDER PROPOSALS

  Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's next Annual Meeting of Stockholders must be received by the Company no later than November 1, 1998 in order to be considered for possible inclusion in the Company's proxy statement and form of proxy relating to that meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the beneficial ownership of Common Stock of the Company as of the Record Date of (i) each person known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each director, (iii) the executive officers of the Company named in the Summary Compensation Table below, and (iv) all directors and executive officers as a group:

                                                                SHARES OF
                                                              COMMON STOCK
                                                          BENEFICIALLY OWNED(1)
                                                          ---------------------
                                                                     PERCENT OF
                  NAME OF BENEFICIAL OWNER                  NUMBER     TOTAL
                  ------------------------                ---------- ----------
   Institutional Venture Partners(2).....................  5,408,662    18.1%
    3000 Sand Hill
    Bldg. 2, Suite 290
    Menlo Park, CA 94025
   U.S. Venture Partners(3)..............................  5,406,962    18.1%
    2180 Sand Hill Road, Suite 300
    Menlo Park, CA 94025
   Amos Wilnai (4).......................................  1,737,226     5.8%
    1134 East Arques Avenue
    Sunnyvale, CA 94086
   Prabhat K. Dubey (5)..................................  1,800,000     6.0%
    1134 East Arques Avenue
    Sunnyvale, CA 94086
   Alexander Joffe(6)....................................  1,963,625     6.6%
   Sena C. Reddy(7)......................................    100,000      *
   John A. Teegen(8).....................................     90,000      *
   John G. Adler.........................................        --       *
   Irwin Federman(9).....................................      1,300      *
   Andrew S. Rappaport...................................    227,500      *
   Geoffrey Y. Yang(10)..................................      3,000      *
   William R. Walker(11).................................     84,375      *
   All directors and executive officers as a group (12
    persons)(12)......................................... 16,936,475    56.8%

--------
  *Less than 1%.

 (1) Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company's knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

 (2) Includes 5,261,322 shares held by Institutional Venture Partners VI, L.P., 108,114 shares held by Institutional Venture Management VI, L.P. and 36,226 shares held by IVP Founders Fund I, L.P. Also includes 3,000 shares held by Mr. Geoffrey Y. Yang. Mr. Yang, a director of the Company, is a General Partner of Institutional Venture Management VI, L.P., which is the General Partner of each of such limited partnerships.

 (3) Includes 4,675,896 shares held by U.S. Venture Partners IV, L.P., 567,594 shares held by Second Ventures Limited Partnership II and 162,172 shares held by U.S.V.P. Entrepreneur Partners II, L.P. Also includes 1,300 shares held by Mr. Irwin Federman. Mr. Federman, a director of the Company, is a General Partner of Presidio Management Group IV, L.P., which is the General Partner of each of such limited partnerships.

 (4) Represents shares held by Amos Wilnai and Ruth Wilnai, Trustees of the Wilnai Family Trust U/D/T dated June 10, 1997. Does not include 1,313,206 shares held by Nitzan Wilnai, 1,313,206 shares held by Sigal Wilnai and 1,313,206 shares held by Yael Wilnai, each of whom is an adult child of Mr. Wilnai. Also does not include 113,205 shares held by Miriam Wilnai, Mr. Wilnai's mother. Mr. Wilnai disclaims beneficial ownership of all such shares.

 (5) Includes 502,590 shares held by Dr. Ranjana Sharma, as custodian for Mr. Dubey's minor children. Mr. Dubey disclaims beneficial ownership of all such shares.

 (6) Includes 190,625 shares issuable pursuant to options currently exercisable or exercisable within 60 days of the Record Date. Also includes 9,000 shares held by Mr. Joffe's minor children, as to which Mr. Joffe disclaims beneficial ownership.

 (7) Includes options to purchase 100,000 shares exercisable within 60 days of the Record Date.

 (8) Includes options to purchase 90,000 shares exercisable within 60 days of the Record Date.

 (9) Does not include 4,675,896 shares held by U.S. Venture Partners IV, L.P., 567,594 shares held by Second Ventures Limited Partnership II and 162,172 shares held by U.S.V.P. Entrepreneur Partners II, L.P. As the General Partner of Presidio Management Group IV, L.P., which is the General Partner of each of such limited partnerships, Mr. Federman may be deemed to share voting and investment power with respect to such shares. However, Mr. Federman disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(10) Does not include 5,261,322 shares beneficially owned by Institutional Venture Partners VI, L.P., 108,114 shares held by Institutional Venture Management VI, L.P., and 36,226 shares held by IVP Founders Fund I, L.P. As a General Partner of Institutional Venture Management VI, L.P., which is the General Partner each of such limited partnerships, Mr. Yang may be deemed to share voting and investment power with respect to such shares. However, Mr. Yang disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(11) Mr. Walker resigned from his position as Chief Financial Officer of the Company on August 29, 1997.

(12) Includes (i) shares held by Institutional Venture Partners VI, L.P., Institutional Venture Management VI, L.P., IVP Founders Fund I, L.P., U.S. Venture Partners IV, L.P., Second Ventures Limited Partnership II and U.S.V.P. Entrepreneur Partners II, L.P. and (ii) an aggregate of 498,750 shares exercisable within 60 days of the Record Date.

  As of the Record Date, the per share market value of the Company's Common Stock was $19.625, based on the closing price on that date on The Nasdaq National Market.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

DIRECTORS AND NOMINEES FOR DIRECTOR

  The Company's Board of Directors currently consists of six persons, divided into three classes, serving staggered terms of office. There are currently two directors in each of Class I, Class II and Class III. Two Class I directors are to be elected at the Annual Meeting. The Class I directors elected at the Annual Meeting will serve for three-year terms, or until their successors have been duly elected and qualified.

  Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nominees: Prabhat K. Dubey and Geoffrey Y. Yang as Class I directors.

  The nominees, and certain information about them as of the Record Date, are set forth below:

                                                                        DIRECTOR
   NAME OF NOMINEE            AGE               POSITIONS                SINCE
   ---------------            ---               ---------               --------
   Prabhat K. Dubey..........  47 President and Chief Executive Officer   1994
   Geoffrey Y. Yang..........  39               Director                  1994

  Prabhat K. Dubey has served as the Company's President and Chief Executive officer, and as a director, since he joined the Company in October 1994. From March 1994 to August 1994, Dr. Dubey was the Chief Operating Officer of Wireless Access, Inc., a supplier of communications devices and chip sets. From August 1989 to March 1994, he served as Vice President and General Manager of the Wireless & Messaging DSP IC Group at Lucent Technologies, a communications products company and former subsidiary of AT&T Corporation. Dr. Dubey holds a Ph.D in Physics from the Indian Institute of Technology and an M.B.A. from the University of Western Ontario.

  Geoffrey Y. Yang has served as a director of the Company since July 1994. Mr. Yang has been a general partner of Institutional Venture Partners, a venture capital firm, since June 1989. He also serves on the Board of Directors of Excite, Inc., an Internet navigation service, and numerous private companies. Mr. Yang holds a B.A. in Economics from Princeton University, a B.S.E. in Engineering and Management Systems from Princeton University, as well as an M.B.A. from Stanford University.

  The remaining directors of the Company, and certain information about them as of the Record Date, are set forth below:

                                                                        DIRECTOR
 NAME OF NOMINEE         CLASS AGE              POSITIONS                SINCE
 ---------------         ----- ---              ---------               --------
John G. Adler...........  III  61                Director                 1997
Irwin Federman..........  III  62                Director                 1994
Andrew S. Rappaport.....  II   40                Director                 1994
Amos Wilnai.............  II   58    Chairman of the Board, Executive     1992
                                   Vice President, Business Development

  John G. Adler has served as a director of the Company since March 1997. Mr. Adler served as the Chairman of the Board of Directors of Adaptec, Inc., an electronic equipment manufacturing company, from May 1990 through August 1997. Mr. Adler also served as the President of Adaptec, Inc. from May 1985 to August 1992 and as its Chief Executive Officer from December 1986 to July 1995. Mr. Adler holds a B.S.E.E. degree from the University of Mississippi and was a Sloan Executive Fellow at Stanford University in 1971.

  Irwin Federman has served as a director of the Company since July 1994. Mr. Federman has been a general partner of U.S. Venture Partners, a venture capital firm, since April 1990. From 1988 to 1990 he was a Managing Director of Dillon Read & Co., an investment banking firm, and a general partner in its venture capital affiliate, Concord Partners. Mr. Federman also serves on the boards of directors of SanDisk Corporation, a memory systems company, Western Digital Corporation, a disk drive manufacturer, Komag Incorporated, a thin film media manufacturer, NeoMagic Corporation, a developer of multimedia accelerators, Checkpoint Software Technology, Ltd., a network security software company and several privately-held companies.
Mr. Federman received a B.S. degree in Economics from Brooklyn College and was awarded an honorary Doctorate of Engineering Science from Santa Clara University.

  Andrew S. Rappaport has served as a director of the Company since July 1994. Mr. Rappaport has been a partner of August Capital, LLC, a venture capital firm, since July 1996. Prior to that time, Mr. Rappaport was the President of The Technology Research Group, Inc. a Boston-based strategic management consulting firm which he founded in August 1984. Mr. Rappaport attended Princeton University.

  Amos Wilnai has served as the Chairman of the Board of Directors since he founded the Company in September 1992. Since September 1994, Mr. Wilnai has also served as the Company's Executive Vice President of Business Development. From September 1992 to October 1994, he was the President of the Company.
Mr. Wilnai has a B.S.E.E. degree from the Technion Institute of Technology in Israel and an M.S.E.E. degree from the Polytechnic Institute in Brooklyn.

  Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nominees named above. In the event that either nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that either nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed above as possible, and in such event the specific nominees to be voted for will be determined by the proxy holders.

BOARD MEETINGS AND COMMITTEES

  During fiscal 1997, the Board of Directors held fifteen meetings. The standard committees of the Board of Directors include an Audit Committee and a Compensation Committee. There is no nominating committee.

  The Audit Committee held three meetings in fiscal 1997. Messrs. Irwin Federman and Andrew S. Rappaport currently serve on the Audit Committee. The functions of the Audit Committee include recommending appointment of the Company's independent accountants to the Board of Directors and reviewing (i) the scope of the independent accountants' annual audit and their compensation,
(ii) the general policies and procedures of the Company with respect to internal auditing, accounting and financial controls and (iii) any change in accounting principles, significant audit adjustments proposed by the accountants and any recommendations that the accountants may have with respect to policies and procedures.

  The Compensation Committee held three meetings in fiscal 1997. The Compensation Committee consisted of Messrs. John G. Adler and Geoffrey Y. Yang. The Compensation Committee monitors the nature and levels of compensation paid by the Company to its executive personnel, including among other things, annual salaries and bonuses, and stock option and other incentive compensation arrangements. In addition, the Compensation Committee reviews bonus and stock compensation arrangements for all other employees of the Company. As part of the foregoing, the Compensation Committee also administers the Company's 1997 Stock Plan and 1997 Employee Stock Purchase Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Based solely on its review of the copies of Forms 3, 4 and 5 received by the Company, or written representations from certain reporting persons that no Form 5's were required for such persons, the Company believes that, during the fiscal year ended December 31, 1997, all filing requirements under Section 16(a) of the Securities Exchange Act applicable to its officers, directors and 10% stockholders were complied with.

DIRECTORS' COMPENSATION

  The Company's directors do not receive cash compensation for their services as members of the Board of Directors. Under the Company's 1997 Director Option Plan, however, each of the Company's directors who is not also an employee of the Company is automatically granted an option to purchase (i) 40,000 shares of the Company's Common Stock at a purchase price equal to the fair market value of such shares on the date of grant upon becoming a director and (ii) an additional 10,000 shares of the Company's Common Stock at a purchase price equal to the fair market value of such shares on the date of grant, following the announcement of the Company's earnings for the prior fiscal year, provided that such director has served on the Board of Directors for the preceding six months. Such directors do not receive any other compensation for their services as members of the Board of Directors. Directors who were members of the Board in 1997 at the time that the Board adopted the Director Option Plan were excluded from receiving an initial automatic grant of 40,000 shares under the Plan but are eligible to receive subsequent annual automatic grants if they meet the other requirements of the Plan at that time. See "Additional Information Relating to Directors and Officers of the Company--Benefit Plans-- 1997 Director Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the Company's fiscal year ended December 31, 1997, the members of the Compensation Committee were John G. Adler and Geoffrey Y. Yang. No interlocking relationship exists between any member of the Company's Board of Directors or the Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

RECOMMENDATION

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE COMPANY'S NOMINEES FOR DIRECTOR.

VOTE REQUIRED

  The two nominees for Class I director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

                                  PROPOSAL 2

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has selected Price Waterhouse LLP, independent accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1998. If the stockholders do not ratify the appointment of Price Waterhouse LLP, the selection of independent accountants will be reconsidered by the Board of Directors. Representatives of Price Waterhouse LLP are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

RECOMMENDATION

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1998 AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.

                      ADDITIONAL INFORMATION RELATING TO
                     DIRECTORS AND OFFICERS OF THE COMPANY

EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning the compensation received for services rendered to the Company during the fiscal year ended December 31, 1997 (the "Last Fiscal Year") by (i) the Chief Executive Officer of the Company, (ii) the four most highly compensated executive officers of the Company whose compensation exceeded $100,000 during the Last Fiscal Year and (iii) each person who would have been listed under (ii) had he been serving as an executive officer of the Company on December 31, 1997 (the "Named Executive Officers"):

                                              ANNUAL COMPENSATION
                                             --------------------- OTHER ANNUAL
        NAME AND PRINCIPAL POSITIONS         YEAR  SALARY   BONUS  COMPENSATION
        ----------------------------         ---- -------- ------- ------------
Prabhat K. Dubey............................ 1997 $180,000     --    $33,729(1)
 President and Chief Executive Officer       1996 $165,000     --        --
Amos Wilnai................................. 1997 $160,000     --        --
 Executive Vice President,                   1996 $150,000     --        --
 Business Development
Alexander Joffe............................. 1997 $140,000     --        --
 Vice President, Engineering                 1996 $140,000 $50,000       --
Sena C. Reddy............................... 1997 $134,854     --        --
 Executive Vice President, Operations        1996      --      --
John A. Teegen.............................. 1997 $132,553 $66,237   $74,693(1)
 Vice President, Sales                       1996      --      --
William R. Walker(2)........................ 1997 $135,558     --        --
                                             1996 $ 77,538     --        --

--------
(1) Consists of relocation expenses reimbursed by the Company.
(2) Mr. Walker resigned as Chief Financial Officer and Secretary on August 29, 1997.

                         OPTION GRANTS IN FISCAL 1997

  The following table sets forth information with respect to stock options granted to the Named Executive Officers in the Last Fiscal Year:

                                                                             POTENTIAL
                                                                        REALIZABLE VALUE AT
                                                                          ASSUMED ANNUAL
                         NUMBER OF                                        RATES OF STOCK
                         SECURITIES   % OF TOTAL    EXERCISE             APPRECIATION FOR
                         UNDERLYING OPTIONS GRANTED  PRICE                OPTION TERMS(5)
                           OPTIONS  TO EMPLOYEES IN    PER   EXPIRATION -------------------
    NAME                 GRANTED(1) FISCAL YEAR(2)  SHARE(3)   DATE(4)     5%       10%
    ----                 ---------- --------------- -------- ---------- -------- ----------
Prabhat K. Dubey........  225,000        7.31%       $3.33   04/25/2007 $471,199 $1,194,112
Alexander Joffe.........  150,000        4.87%        3.33   04/25/2007  314,133    796,074
Sena C. Reddy...........  300,000        9.75%        2.00   01/27/2007  377,337    956,245
John A. Teegen..........  270,000        8.77%        2.00   01/27/2007  339,603    860,621

--------
(1) All options were granted under the 1993 Stock Plan and provide for vesting as to 25% of the underlying Common Stock one year after the date of grant, then ratably over 36 months thereafter, except for options granted to Dr. Dubey, which begin vesting six months after the date of grant, then vest as to 25% of the underlying Common Stock 18 months after the date of grant, then ratably over 36 months thereafter.

(2) Options to purchase an aggregate of 3,078,500 shares of Common Stock of the Company were granted to employees during the fiscal year ended December 31, 1997.

(3) The exercise price equaled the fair market value of the Company's Common Stock on the date of grant, as determined by the Board of Directors.

(4) Options may terminate before their expiration dates if the optionee's status as an employee or consultant is terminated, upon the optionee's death or disability or upon an acquisition of the Company.

(5) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the term of the option. The potential realizable value is calculated as (a) the potential stock price at the end of the term based on the 5 percent and 10 percent assumed rates of annual stock price appreciation less the exercise price times (b) the number of shares subject to the option. The assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.

  AGGREGATE STOCK OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR-END VALUES

  The following table sets forth information regarding the value of options to purchase shares of the Company's Common Stock that were exercised or held by the Named Executive Officers during the Last Fiscal Year.

                                                      NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS AT
                           SHARES                     AT DECEMBER 31, 1997              DECEMBER 31, 1997(2)
                         ACQUIRED ON    VALUE    ----------------------------------   -------------------------
     NAME                 EXERCISE   REALIZED(1)  EXERCISABLE       UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
     ----                ----------- -----------  -----------      ----------------   ----------- -------------
Prabhat K. Dubey........       --          --          --             225,000               --    $3,075,008
Alexander Joffe.........       --          --      118,750            331,250        $1,939,579    5,010,416
Sena C. Reddy...........       --          --          --             300,000               --     4,500,000
John A. Teegen..........       --          --          --             270,000               --     4,050,000
William R. Walker.......   105,000    $139,997         --                 --                --           --

--------
(1) Market value of underlying securities on date of exercise minus the exercise price.
(2) Represents the difference between the fair market value of the shares underlying such options at fiscal year-end of $17.00 and the exercise price of such options.

BENEFIT PLANS

  1997 Stock Plan. The Company's 1997 Stock Plan (the "1997 Plan") was approved by the Board of Directors in August 1997 and was approved by the stockholders in September 1997. The 1997 Plan provides for the grant of incentive stock options to employees (including officers and employee directors) and for the grant of nonstatutory stock options and Stock Purchase Rights ("SPRs") to employees, directors and consultants. The following shares have been reserved for issuance under the 1997 Plan: (a) 1,500,000 shares of Common Stock, which includes shares which have been reserved but unissued under the 1993 Stock Plan (the "1993 Plan" which terminated after the completion of the initial public offering); (b) any shares returned to the 1993 Plan as a result of termination of options under the 1993 Plan; and (c) shares added to the 1997 Plan pursuant to automatic annual increases equal to the lesser of (i) 1,000,000 shares, (ii) 5% of all then outstanding shares of Common Stock of the Company, or (iii) a lesser amount determined by the Board of Directors. Unless terminated sooner, the 1997 Plan will terminate automatically in August 2007.

  The 1997 Plan is administered by the Board of Directors or a committee thereof (as applicable, the "Administrator"). The Administrator has the power to determine the terms of the options or SPRs granted, including the exercise price of the option or SPR, the number of shares subject to each option or SPR, the exercisability thereof and the form of consideration payable upon such exercise. In addition, the Administrator has the authority to amend, suspend or terminate the 1997 Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1997 Plan.

  Options and SPRs granted under the 1997 Plan are not generally transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1997 Plan must generally be exercised within three months after the end of an optionee's status as an employee, director or consultant of the Company, or within 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option's 10 year term. Unless the Administrator determines otherwise, the agreements governing the terms of the SPRs (an "SPR Agreement") will grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for the shares of Common Stock repurchased pursuant to an SPR Agreement will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option will lapse at a rate determined by the Administrator. The exercise price of all incentive stock options granted under the 1997 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code must at least be equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the date of grant and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1997 Plan may not exceed ten years.

  The 1997 Plan provides that in the event of a merger of the Company with or into another corporation, or a sale of substantially all of the Company's assets, each option is to be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options are not assumed or substituted for by the successor corporation, the Administrator will provide for the optionee to have the right to exercise such options or SPRs as to all of the optioned stock, including shares as to which such options or SPRs would not otherwise be exercisable. If the Administrator makes an option or SPR exercisable in full in the event of a merger or sale of assets, the Administrator will notify the optionee that the option or SPR will be fully exercisable for a period of 15 days from the date of such notice, and the option or SPR will terminate upon the expiration of such period.

  1997 Employee Stock Purchase Plan. The Company's 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan") was adopted by the Board of Directors in August 1997 and was approved by the stockholders in September 1997. A total of 300,000 shares of Common Stock has been reserved for issuance under the 1997

Purchase Plan, plus shares added to the plan pursuant to automatic annual increases equal to the lesser of (i) 400,000 shares, (ii) .8% of all then outstanding shares of Common Stock of the Company, or (iii) a lesser amount determined by the Board of Directors.

  The 1997 Purchase Plan, which is intended to qualify under Section 423 of the Code, contains consecutive, overlapping, 24-month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which commenced on the first trading day after the initial prospectus and ends on the last trading day on or before October 31, 1999.

  Employees are eligible to participate in the 1997 Purchase Plan if they are customarily employed by the Company or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who (i) immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company, or (ii) whose rights to purchase stock under all employee stock purchase plans of the Company accrues at a rate which exceeds $25,000 worth of stock for each calendar year may not purchase stock under the 1997 Purchase Plan. The 1997 Purchase Plan permits participants to purchase Common Stock through payroll deductions of up to 10% of the participant's "compensation." Compensation is defined as the participant's base gross earnings and commissions excluding payments for overtime, shift premiums, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single purchase period is 5,000 shares.

  Amounts deducted and accumulated by the participant are used to purchase shares of Common Stock at the end of each six-month purchase period. The price of stock purchased under the 1997 Purchase Plan is 85% of the lower of the fair market value of the Common Stock at the beginning of the 24-month offering period or at the end of the six-month purchase period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new 24-month offering period. The new 24-month offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company.

  Rights granted under the 1997 Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 1997 Purchase Plan. The 1997 Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each outstanding option granted thereunder may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute such outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. The 1997 Purchase Plan will terminate in August 2007. The Board of Directors has the authority to amend or terminate the 1997 Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock granted under the 1997 Purchase Plan.

  1997 Director Option Plan. The 1997 Director Option Plan (the "Director Plan") was adopted by the Board of Directors in August 1997 and was approved by the stockholders in September 1997. The Director Plan provides for the grant of nonstatutory stock options to non-employee directors. The Director Plan has a term of ten years, unless terminated sooner by the Board of Directors. A total of 150,000 shares of Common Stock have been reserved for issuance under the Director Plan, plus annual increases equal to (i) the number of shares of stock underlying options granted under the Director Plan in the immediately preceding year, or (ii) a lesser amount determined by the Board of Directors.

  The Director Plan provides that each non-employee director will automatically be granted an option to purchase 40,000 shares of Common Stock (the "First Option") on the date which such person first becomes a non-employee director, unless immediately prior to becoming a non-employee director, such person was an employee director of the Company. In addition to the First Option, each non-employee director will automatically be granted an option to purchase 10,000 shares (a "Subsequent Option") on the date two days after the announcement of the Company's fiscal year-end earnings of each year, if on such date he or she will have served on the Board of Directors for at least the preceding six months. Each First Option and each Subsequent Option will have a term of ten years. Each First Option will vest as to 25% of the optioned stock one year from the date of grant, and as to an additional 1/48 of the optioned stock each full month thereafter, provided the person continues to serve as a Director on such dates. Each Subsequent Option will vest as to 1/12 of the optioned stock each full month after the date of grant. The exercise price of each First Option and each Subsequent Option is 100% of the fair market value per share of the Common Stock, generally determined with reference to the closing price of the Common Stock as reported on the Nasdaq National Market on the last trading day prior to the date of grant.

  In the event of a merger of the Company or the sale of substantially all of the assets of the Company, each outstanding option may be assumed or an equivalent option substituted for by the successor corporation. If an option is assumed or substituted for by the successor corporation, it will continue to vest as provided in the Director Plan. However, if a non-employee director's status as a director of the Company or the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the non-employee director, each option granted to such non-employee director will become fully vested and exercisable. If the successor corporation does not agree to assume or substitute for such options, they will become fully vested and exercisable for a period for 15 days from the date the Board of Directors notifies the optionee of the option's full exercisability, after which period such options will terminate. Options granted under the Director Plan must be exercised within three months of the end of the optionee's tenure as a director of the Company, or within 12 months after such director's termination by death or disability, but in no event later than the expiration of the option's 10 year term. No option granted under the Director Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee.

CHANGE OF CONTROL PROVISIONS

  The stock options held by certain executive officers and directors of the Company provide for partial acceleration of vesting upon the occurrence of certain events following a change of control of the Company. Specifically, following a change of control of the Company and the subsequent termination of employment or directorship of such persons for any reason, options held by such persons shall become exercisable for an amount that would have vested had such persons remained employees or directors of the Company for twelve months beyond the date of termination, in addition to all options vested at the time of the termination. Options granted to John G. Adler, Uday Bellary, Brent R. Bilger, Prabhat K. Dubey, Alexander Joffe, Sena C. Reddy and John A. Teegen in the amounts of 90,000, 150,000, 405,000, 225,000, 450,000, 300,000 and
270,000, respectively, include this provision. Such acceleration would occur regardless of whether or not the options were assumed by the successor entity in the change of control transaction. However, such acceleration of vesting shall be subject to the favorable opinion of the independent accountants to the Company that such acceleration will not adversely affect the likelihood of receiving "pooling of interests" accounting treatment in the event that obtaining such accounting treatment is a condition to the change of control transaction.

                             CERTAIN TRANSACTIONS

  Since January 1, 1997, there has not been any transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of any class of the Company's voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below.

  Shareholder Rights Agreement. On July 12, 1994, the Company issued and sold an aggregate of 9,255,000 shares of Series A Preferred Stock for an aggregate purchase price of $3,085,000, or approximately $.33 per share. The investors in such shares included, among others, venture capital funds affiliated with Institutional Venture Partners ("IVP") and U.S. Venture Partners ("USVP"), each of which holds more than 5% of the Company's voting securities as of the Record Date. On November 16, 1995, the Company issued and sold an aggregate of 4,086,780 shares of Series B Preferred Stock for an aggregate purchase price of $7,219,967, or approximately $1.77 per share. The investors in such shares included, among others, venture capital funds affiliated with Kleiner Perkins Caufield & Byers ("KPCB"), IVP and USVP. IVP and USVP each hold more than 5% of the Company's voting securities as of the Record Date. Upon the closing of the Company's initial public offering, each share of Series A Preferred Stock and Series B Preferred Stock automatically converted into one share of Common Stock of the Company. In connection with the Series A Preferred Stock financing, the Company entered into a shareholder rights agreement with, among others, Amos Wilnai, Alexander Joffe and holders of the Company's Series A Preferred Stock, pursuant to which the Company granted, among other things, certain stock registration rights to such parties. In connection with the Series B Preferred Stock financing, the Company amended such agreement to, among other things, add the holders of Series B Preferred Stock as parties thereto. Under the agreement, as amended, Mr. Wilnai and Mr. Joffe have certain registration rights with respect to an aggregate of 3,700,851 shares of Common Stock held by them or issuable upon the exercise of stock options granted to them. In addition, the holders of Common Stock of the Company issued upon the conversion of the Company's Series A Preferred Stock and Series B Preferred Stock have certain registration rights with respect to such shares.

  Indemnification Agreements. The Company has entered into indemnification agreements with each of its directors and executive officers.

  Loans to Officers. From time to time the Company has made interest free loans to certain executive officers of the Company to fund the exercise price of stock options held by such officers. These loans are evidenced by full recourse promissory notes which mature on the earlier to occur of (i) the fifth anniversary of the issuance date, (ii) a date which is 30 days after the termination of the respective officer's employment with the Company for any reason other than death or disability and (iii) a date which is one year after the date of termination of the respective officer's employment with the Company due to death or disability. Such promissory notes are also secured by the shares of Common Stock purchased with the proceeds of such loans. The following table sets forth the name and position of such officers, certain information with respect to the promissory notes issued to evidence such loans and the number of shares of the Company's Common Stock purchased with the proceeds of such loans.

                            PRINCIPAL           ISSUANCE MATURITY
      NAME AND POSITION      AMOUNT   PURCHASED   DATE     DATE
      -----------------     --------- --------- -------- --------
   Prabhat K. Dubey........  $60,000  1,800,000 10/31/95 10/31/00
    President and Chief
    Executive Officer
   Alexander Joffe.........   47,400  1,800,000 11/03/95 11/03/00
    Vice President,
    Engineering

  The entire principal amount on each of the loans described in the table set forth above was outstanding on December 31, 1997.

  On March 7, 1997, the Company made a loan to Dr. Dubey in the aggregate principal amount of $100,000 and bearing interest at the rate of 6.07% per annum. The loan is evidenced by a full recourse promissory note, dated October 31, 1996, which matures on the earlier to occur of (i) October 31, 1999, or
(ii) a date which is six months after the date of any termination of Dr. Dubey's employment with the Company. The promissory note is secured by a pledge of 500,590 shares of Common Stock owned by Dr. Dubey and currently held in escrow. The entire principal amount and accrued interest on the loan to Dr. Dubey was outstanding as of the Record Date.

  See also "Additional Information Relating to Directors and Officers of the Company--Change of Control Provisions."

                         STOCK PRICE PERFORMANCE GRAPH

  The following graph shows a comparison of cumulative total stockholder returns for the Company, the Nasdaq Stock Market--U.S. Index, and the Hambrecht & Quist Technology Index. The Hambrecht & Quist Technology Index is comprised of the publicly traded stocks of approximately 275 companies in the computer hardware, computer software, communications, semiconductor and information services industries. Both indices weight returns based on market capitalization of the companies in the indices. Historic stock price performance is not necessarily indicative of future stock price performance.

COMPARISON OF CUMULATIVE TOTAL RETURN*

                       [PERFORMANCE GRAPH APPEARS HERE]

--------
* ASSUMES $100 INVESTED ON OCTOBER 28, 1997, THE EFFECTIVE DATE OF THE COMPANY'S INITIAL PUBLIC OFFERING. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS.

                                                        OCTOBER 28, DECEMBER 31,
                                                           1997         1997
                                                        ----------- ------------
MMC Networks, Inc......................................    $100         $155
Nasdaq Stock Market--U.S. Index........................     100           98
Hambrecht & Quist Technology Index.....................     100           94

  The Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement (or any portion hereof) into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporated this performance graph by reference, and shall not otherwise be deemed filed under such Acts.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

COMPENSATION PRINCIPLES

  The Compensation Committee firmly believes that the compensation of the Company's employees, including executive officers, should be designed to:

  . Attract, retain and motivate well-qualified employees who contribute to the long-term success of the Company.

  . Strongly encourage the development and achievement of strategic objectives that enhance long-term stockholder value.

  . Relate compensation levels to the overall success of the Company, which includes sound financial results for its stockholders, providing quality products and services useful to its customers and fostering a favorable workplace environment.

  Regarding Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") (which limits the deductibility by corporations of certain executive compensation in excess of $1 million for any covered individual), the Compensation Committee has elected to qualify compensation under the Company's 1997 Stock Plan for an exemption from the deductibility limitations of Section 162(m). The non-equity-based compensation paid to the Named Officers in fiscal 1997 did not exceed $1 million. The Compensation Committee will continue to consider the effects of Section 162(m) but does not currently intend to take any action to preserve the deductibility of cash compensation.

EXECUTIVE COMPENSATION PRACTICES

  The Company's executive compensation program consists primarily of cash and equity-based components. Salary and bonus comprise cash components. Grants of options under the Company's stock option plan and participation in the Company's employee stock purchase plan comprise the equity-based components. The Company also provides health and welfare benefits to the Named Executive Officers through programs that are available to all employees in general.

CASH COMPONENTS

  Salary levels are reviewed periodically for executive officers by the Compensation Committee after a review of compensation surveys for data networking and semiconductor companies. It is the Company's intent to maintain a total compensation program that can attract, motivate and retain high-performance executives who are critical to the long-term success of the Company.

  The Company plans to establish an incentive compensation plan that will pay bonuses to officers and employees based on achievement of pre-defined goals and financial targets.

  The Company does not currently intend to pay any amount into the 401(k) Plan to match employee contributions.

EQUITY-BASED COMPONENTS

  The Company utilizes equity-based compensation in the form of stock options and discount stock purchases under the employee stock purchase plan for its employees (including the Named Executive Officers). Options and the stock purchase plan provide a close tie between management and employees and the stockholders by focusing management and employees on creating and enhancing long-term stockholder value. The actual value of such equity-based compensation correlates directly to the Company's stock price performance.

  Stock options are an essential element of the Company's compensation package. This component is intended to retain all employees receiving options, including the Named Executive officers, and to motivate them to improve long-term stock performance. All full-time employees hold options under the various stock option plans. Stock options are currently outstanding under the 1997 Plan and the 1993 Plan, which has expired as to future grants.

  In determining the number of shares subject to options to be granted to executive officers, the Compensation Committee considers survey data on options granted to executives with comparable positions at other companies, the number of shares subject to options previously granted to the executive, the number of unvested shares subject to outstanding options held by the executive (which is an indicator of the retention value of the outstanding options) and an evaluation of the executive's prior year individual performance. In 1997, the Compensation Committee continued to focus on retention and individual performance as the critical factors in determining the number of options to grant to executives.

  The options granted in 1997 under the 1997 Plan and the 1993 Plan had exercise prices equal to the fair market value of the Common Stock on the date of grant and will only have value if the stock price increases subsequent to such date. The fair market value of options granted before the date of the Company's initial public offering of its Common Stock was equal to the fair market value on the date of grant as determined by the Board of Directors. The fair market value of options granted after the date of the Company's initial public offering was equal to the closing price of its Common Stock on the Nasdaq National Market on the date of grant. These options generally become exercisable cumulatively at an annual rate of not more than 25 percent of the total shares granted commencing one year from the date of grant.

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL PROVISIONS

  The Company currently does not have Employment Agreements with any of its officers, directors or employees. In the event of a change in control of the Company, the 1997 Stock Plan provides for full vesting of options unless each option is to be assumed or an equivalent option substituted for by the successor corporation. In addition, the stock options held by certain executive officers and directors of the Company provide for partial acceleration of vesting upon the termination of employment or directorship of such persons for any reason following a change of control of the Company. See "Additional Information Relating to Directors and Officers of the Company-- Change of Control Provisions." The Compensation Committee believes that such provisions are appropriate in light of the prior and continuing contributions of such officers and directors to the Company.

1997 CHIEF EXECUTIVE OFFICER COMPENSATION

  Dr. Dubey, in his capacity as the Chief Executive Officer, participates in the same compensation programs as the other Named Executive Officers. The Compensation Committee has targeted Dr. Dubey's total compensation, including compensation derived from the stock option plan, at a level it believes is competitive with the average amount paid by other data networking and semiconductor companies with similar revenues and growth rates.

  Dr. Dubey's annual base salary was increased from $165,000 to $180,000 in 1997 primarily based on personal accomplishments and Company performance in 1996 and 1997. In particular, the Compensation Committee based its decision on the Company's revenue growth, timely introduction of new products and continued increase in design wins. The Committee believes the 1997 stock option grant to Dr. Dubey is competitive in the industry. Dr. Dubey also received life insurance premiums (generally available to all employees) and reimbursement of relocation expenses.

  This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement (or any portion hereof) into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

                                          SUBMITTED BY THE COMPENSATION
                                          COMMITTEE

                                          Geoffrey Y. Yang
                                          John G. Adler

                                 OTHER MATTERS

  The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS

Dated: April 17, 1998



                                                                    #1679-PS-98

          THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              --------------------------------------------------

                              MMC NETWORKS, INC.
                 PROXY FOR 1998 ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 28, 1998

     The undersigned shareholder of MMC Networks, Inc. (the "Company") hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the 1998 Annual Meeting of Stockholders of the Company to be held on May 28, 1998 at 1:00 p.m., local time, at the Company's principal place of business, 1134 East Arques Avenue, Sunnyvale, California 94086 (telephone (408) 731-1600), and hereby revokes all previous proxies and appoints Prabhat K. Dubey and Amos Wilnai, or either of them, with full power of substitution, Proxies and Attorneys-in-Fact, on behalf and in the name of the undersigned, to vote and otherwise represent all of the shares registered in the name of the undersigned at said Annual Meeting, or any adjournment thereof, with the same effect as if the undersigned were present and voting such shares, on the matters and in the manner specified on the reverse side:

(Continued and to be signed on reverse side)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE FOLLOWING PERSONS AND PROPOSALS, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.

1.    Election of Directors

      Nominees: PRABHAT K. DUBEY and GEOFFREY Y. YANG.

      [_] FOR BOTH NOMINEES             [_] AUTHORITY TO VOTE WITHHELD

      [_] For both nominees except the one whose name is crossed out above.


2. Proposal to ratify the appointment of Price Waterhouse, LLP as the independent auditors of the Company for the fiscal year ending December 31, 1998.

                   [_] FOR       [_] AGAINST      [_]ABSTAIN

In their discretion, the Proxies are entitled to vote upon such other matters as may properly come before the meeting or any adjournments thereof.



                                       Dated              , 1998
                                            --------------

                                       Signature:
                                                 --------------------


                                       Signature:
                                                 --------------------



                                       I Plan to attend the meeting:   [_]



(This proxy should be marked, dated and signed by each stockholder exactly as such stockholder's name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)


TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE
               THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.